As filed with the Securities and Exchange Commission on November 13, 2017

Securities Act File No. 33-9421

Investment Company Act File No. 811-5526

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 86	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 90
(Check appropriate box or boxes)	☒

J.P. Morgan Mutual Fund Investment Trust

(Exact Name of Registrant Specified in Charter)

270 Park Avenue

New York, New York, 10017

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (800) 480-4111

Frank J. Nasta, Esq.

J.P. Morgan Investment Management Inc.

270 Park Avenue

New York, NY 10017

(Name and Address of Agent for Service)

With copies to:

Jon S. Rand, Esq.
Elizabeth A. Davin, Esq.	Dechert LLP
JPMorgan Chase & Co.	1095 Avenue of the Americas
1111 Polaris Parkway	New York, NY 10036
Columbus, OH 43240

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post –Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page)

3.	Exhibit (99)(c) to Item 28 to the Registration Statement

This Post-Effective Amendment is being filed solely to file the Power of Attorney for the Acting Treasurer and Principal Financial Officer of the Fund for the Trust (exhibit (99)(c)) to Item 28 of this Registration Statement on Form N-1A (the “Registration Statement”).

Part A and B of Post-Effective Amendment No. 85 to the Registration Statement filed on October 31, 2017, pursuant to Rule 485(b) under Securities Act of 1933, as amended (the “1933 Act”), as amended or supplemented to date pursuant to Rule 497 under the 1933 Act, are incorporated by reference herein.

PART C

ITEM 28.	EXHIBITS

(a) (1) Declaration of Trust. Incorporated herein by reference to Post-Effective Amendment Number 21 to the Registrant’s Registration Statement on Form N-1A filed on December 30, 1997 (Accession Number 0000889812-97-002757).

(a) (2)Amendment No. 2 to Declaration of Trust. Incorporated herein by reference to Post-Effective Amendment Number 41 to the Registrant’s Registration Statement filed on April 30, 2003 (Accession Number 0001047469-03-015660).

(a) (3) Amendment No. 3 to Declaration of Trust. Incorporated herein by reference to Post-Effective Amendment Number 41 to the Registrant’s Registration Statement filed on April 30, 2003 (Accession Number 0001047469- 03-015660).

(a) (4) Amendment No. 4 to Declaration of Trust. Incorporated herein by reference to the Registrant’s Registration Statement filed on February 18, 2005 (Accession number 0001047469-05-004216).

(a) (5) Amendment No. 5 to the Declaration of Trust. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 3, 2005 (Accession Number 0001047469-05-020651).

(b) By-Laws Amended and Restated as of August 20, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385021).

(c) Not applicable.

(d) (1) Form of Investment Advisory Agreement. Incorporated herein by reference to Post-Effective Amendment Number 21 to the Registrant’s Registration Statement on Form N-1A filed on December 30, 1997 (Accession Number 0000889812-97-002757).

(d) (2) Amendment to Investment Advisory Agreement, dated December 23, 2004. Incorporated by reference to Post-Effective Amendment No. 43 filed on February 9, 2005 (Accession Number 0001047469-05-002947).

(e) (1) Distribution Agreement between the Trust and JPMorgan Distribution Services, Inc. Incorporated herein by reference to Post-Effective Amendment Number 45 to the Registrant’s Registration Statement on Form N-1A filed on April 29, 2005 (Accession Number 0001047469-05-012354).

(e) (2) Amendment to the Distribution Agreement, including Schedule A, dated February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385021).

(e) (3) Form of Amended Schedule B to the Distribution Agreement, amended as of February 15, 2017. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 000193125-17-062658).

(e) (4) Form of Amended Schedule C to the Distribution Agreement, amended as of November 16, 2016. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 000193125-17-062658).

(e) (5) Form of Amended Schedule D to the Distribution Agreement, amended as of June 15, 2017. Incorporated here by reference to the Registrant’s Registration Statement as file with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327307).

(e) (6) Amended Schedule E to the Distribution Agreement, amended as of June 22, 2015. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 000193125-17-062658).

(e) (7) Form of Amended Schedule F to the Distribution Agreement, amended as of November 16, 2016. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 000193125-17-062658).

(e) (8) Amendment, dated November 11, 2015, to the Distribution Agreement, including Schedule A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission as filed on October 31, 2016 (Accession Number 0001193125-16-753762).

(f) Deferred Compensation Plan for Eligible Trustees of the Trust. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 30, 2015 (Accession Number 0001193125-15-360005).

(g) (1) Amended and Restated Global Custody and Fund Accounting Agreement, dated September 1, 2010, between JPMorgan Chase Bank, N.A. and the entities named in Schedule A. Incorporated herein by reference to the Registrant’s Registration Statement filed with the Securities and Exchange Commission on October 28, 2010 (Accession Number 0001145443-10-002215).

(g) (1)(a) Form of Amended Schedule A to the Amended and Restated Global Custody and Fund Accounting Agreement (amended as of February 15, 2017). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 000193125-17-062658).

(g) (1)(b) Amendment to the Amended and Restated Global Custody and Fund Accounting Agreement dated as of December 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385021).

(g) (1)(c) Amendment to Amended and Restated Global Custody and Fund Accounting Agreement dated as of September 1, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission as filed on October 31, 2016 (Accession Number 0001193125-16-753762).

(g) (1)(d) Joinder and Amendment, dated December 1, 2015, including Schedule A, to Amended and Restated Global Custody and Fund Accounting Agreement dated September 1, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission as filed on October 31, 2016 (Accession Number 0001193125-16-753762).

(h) (1)(a) Administration Agreement dated February 19, 2005, between the Trust and JPMorgan Funds Management, Inc. Incorporated herein by reference to Post-Effective Amendment Number 45 to the Registrant’s Registration Statement on Form N-1A filed on April 29, 2005 (Accession Number 0001047469-05-012354).

(h) (1)(b) Amendment, including amended Schedule A, dated May 1, 2006, to the Administration Agreement. Incorporated herein by reference to Post-Effective Amendment Number 49 to the Registrant’s Registration Statement filed on August 30, 2006 (Accession Number 0001145443-06-002838).

(h) (1)(c) Form of Amended Schedule B to the Administration Agreement (amended as of February 15, 2015). Incorporated here by reference to the Registrant’s Registration Statement as file with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327307).

(h) (1)(d) Amendment to February 19, 2005 Administrative Agreement dated February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385021).

(h) (1)(e) Amendment to February 19, 2005 Administration Agreement, dated November 11, 2015, including Schedule A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission as filed on October 31, 2016 (Accession Number 0001193125-16-753762).

(h) (2)(a) Amended and Restated Transfer Agency Agreement between the Trust and Boston Financial Data Services, Inc. (“BFDS”) dated September 1, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385021).

(h) (2)(b) Form of Amended Appendix A, dated as of February 15, 2017, to the Amended and Restated Transfer Agency Agreement between the Trust and BFDS, dated September 1, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 000193125-17-062658).

(h) (2)(c) Form of Amendment to Amended and Restated Transfer Agency Agreement between the Trust and BFDS, dated November 11, 2015. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission as filed on October 31, 2016 (Accession Number 0001193125-16-753762).

(h) (3) Securities Lending Agreement, Amended and Restated as of February 9, 2010, between the Registrant and JPMorgan Chase Bank, N.A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 27, 2011 (Accession Number 0001193125-11-284379).

(h) (3)(a) Amendment to Securities Lending Agreement, effective as of March 1, 2011, between the Registrant and JPMorgan Chase Bank, N.A, Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 27, 2011 (Accession Number 0001193125-11-284379).

(h) (3)(b) Amended and Restated Securities Lending Agency Agreement, effective March 1, 2011 between the Registrant and The Goldman Sachs Bank USA. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 27, 2011 (Accession Number 0001193125-11-284379).

(h) (3)(b)(i) Schedule 2, revised February 1, 2012, to the Amended and Restated Securities Lending Agreement between the Registrant and The Goldman Sachs Bank USA. Incorporated herein by reference to Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 25, 2012 (Access Number 0001193125-12-435239).

(h) (3)(b)(ii) Schedule A to the Amended and Restated Securities Lending Agreement between the Registrant and The Goldman Sachs Bank USA. Incorporated herein by reference to Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 25, 2012 (Access Number 0001193125-12-435239).

(h) (3)(c) Amended and Restated Third Party Securities Lending Agreement, effective March 1, 2011, between the Registrant and The Goldman Sachs Trust Bank USA. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 27, 2011 (Accession Number 0001193125-11-284379).

(h) (4)(a) Form of Fee Waiver Agreement for the JPMorgan Growth Advantage Fund, dated November 1, 2017. Incorporated here by reference to the Registrant’s Registration Statement as file with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327307).

(h) (4) (b) Form of Fee Waiver for JPMorgan Growth Advantage Fund Class R6 Shares. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 27, 2013 (Accession Number 0001193125-13-382007).

(h) (4) (c) Form of Fee Waiver Agreement for Class R3 and Class R4 Shares dated May 25, 2017. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on May 25, 2017 (Accession Number 0001193125-17-183558).

(h) (4) (d) Form of Fee Waiver Agreement for Class R2 Shares dated July 31, 2017. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on July 28, 2017 (Accession Number 0001193125-17-240098).

(h) (5)(a) Shareholder Servicing Agreement between the Trust and JPMorgan Distribution Services, Inc. Incorporated herein by reference to Post-Effective Amendment Number 45 to the Registrant’s Registration Statement on Form N-1A filed on April 29, 2005 (Accession Number 0001047469-05-012354).

(h) (5)(b) Amendment to the Shareholder Servicing Agreement, including Schedules A and B (amended as of August 22, 2013). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 27, 2013 (Accession Number 0001193125-13-382007).

(h) (5)(c) Form of Amended Schedule B to the Shareholder Servicing Agreement (as amended June 15, 2017). Incorporated here by reference to the Registrant’s Registration Statement as file with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327307).

(h) (5)(d) Amendment, dated February 12, 2014, to the Shareholder Servicing Agreement, dated February 19, 2005. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385021).

(h) (5)(e) Amendment dated November 11, 2015, to the Shareholder Servicing Agreement, dated February 19, 2005, including Schedule A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission as filed on October 31, 2016 (Accession Number 0001193125-16-753762).

(h) (6) Form of Trust Fund/SERV Agreement used by JPMorgan Distribution Services, Inc. Incorporated here by reference to the Registrant’s Registration Statement as file with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327307).

(h) (7) Form of Sub Transfer Agency Agreement between the Recordkeeper and the Registrant. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission as filed on October 31, 2016 (Accession Number 0001193125-16-753762).

(h) (8) Form of Service Agreement between the Financial Intermediary and JPMorgan Distribution Services, Inc. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission as filed on October 31, 2016 (Accession Number 0001193125-16-753762).

(h) (9) Form of Mutual Fund Sales Agreement between the Financial Intermediary and JPMorgan Distribution Services, Inc. Incorporated here by reference to the Registrant’s Registration Statement as file with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327307).

(h) (10) Form of Bilateral Networking Agreement among Registrant, JPMorgan Distribution Services, Inc. and the Financial Intermediary. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission as filed on October 31, 2016 (Accession Number 0001193125-16-753762).

(h) (11) Form of Fund of Funds Service Agreement. Incorporated herein by reference to Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 27, 2011 (Accession Number 0001193125-11-284379).

(h) (12) Form of Administrative Sub-Accounting Agreement. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 27, 2013 (Accession Number 0001193125-13-382007).

(h) (13) Form of Fee Waiver Agreement for Class T Shares. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 000193125-17-062658).

(i) Opinion and consent of counsel. N.A.

(j) (1) Consent of independent registered public accounting firm. N.A.

(k) Omitted Financial Statements. None.

(l) Not applicable.

(m) (1) Combined Amended and Restated Distribution Plan, amended as of November 11, 2015. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission as filed on October 31, 2016 (Accession Number 0001193125-16-753762).

(m) (2) Amended Schedule B, amended June 15, 2017, to the Combined Amended and Restated Distribution Plan. Incorporated here by reference to the Registrant’s Registration Statement as file with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327307).

(n) (1) Combined Amended and Restated Rule 18f-3 Multi-Class Plan, including Exhibit A, amended as of August 16, 2017. Incorporated here by reference to the Registrant’s Registration Statement as file with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327307).

(n) (2) Amended Exhibit B, dated as of September 27, 2017, to the Combined Amended and Restated Rule 18f-3 Multi-Class Plan, amended as of August 16, 2017. Incorporated here by reference to the Registrant’s Registration Statement as file with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327307).

(o) Reserved.

(p) (1) Code of Ethics for the Trust (as updated February 25, 2014). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385021).

(p) (2) Code of Ethics for JPMAM, including JPMIM, effective February 1, 2005. Revised August 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385021).

(p) (3) Code of Ethics for JPMorgan Distribution Services, Inc. Incorporated by reference to Post-Effective Amendment No. 43 filed on February 9, 2005 (Accession Number 0001047469-05-002947).

(99) (a) Powers of Attorney for the Trustees. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 000193125-17-062658).

(99) (b) Power of Attorney for Brian S. Shlissel. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 000193125-17-062658).

(99) (c) Power of Attorney for Matthew Plastina. Filed herewith.

(99) (d) Power of Attorney for Raymond Kanner. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on May 9, 2017 (Accession Number 0001193125-17-163950).

Item 29.	Persons Controlled by or Under Common Control with the Fund.

Inapplicable.

Item 30.	Indemnification

Sections 10.2 and 10.4 of the Amended and Restated Declaration of Trust, filed as Exhibit 1, are incorporated herein by reference. Section 10.2 contains provisions limiting the liabilities of members of the Supervisory Committee and Section 10.4 contains provisions for indemnification of the Trustee, members of the Supervisory Committee and officers of the Trust.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Trust and the Trustee pursuant to the foregoing provisions or otherwise, the Trust has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Trust of expenses incurred or paid by a director, officer, or controlling person of the Trust and the Trustee in connection with the successful defense of any action, suit or proceeding) is asserted against the Trust by such director, officer or controlling person or the Trustee in connection with the Units being registered, the Trust will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.	Business and Other Connections of Investment Adviser

The business of the Adviser is summarized in the Prospectus constituting Part A of this Registration Statement, which is incorporated herein by reference. The business or other connections of each director and officer of J.P. Morgan Investment Management Inc. is currently listed in the investment advisor registration on Form ADV for J.P. Morgan Investment Management Inc. (File No. 801-21011).

Item 32.	Principal Underwriter

(a) JPMorgan Distribution Services Inc. is the principal underwriter of the Registrant’s shares. JPMorgan Distribution Services, Inc. is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers. JPMorgan Distribution Services, Inc. is located at 1111 Polaris Parkway, Columbus Ohio 43240.

J.P. Morgan Fleming Mutual Fund Group, Inc.

J.P. Morgan Mutual Fund Investment Trust

JPMorgan Trust I

JPMorgan Trust II

JPMorgan Trust III

JPMorgan Trust IV

Undiscovered Managers Funds

JPMorgan Insurance Trust

J.P. Morgan Exchanged-Traded Fund Trust

(b) The directors and officers of JPMorgan Distribution Services, Inc. are set forth below. The business address of each director or officer is 1111 Polaris Parkway, Columbus, Ohio 43240.

NAME WITH REGISTRANT	POSITIONS AND OFFICES WITH JPMORGAN DISTRIBUTIONS SERVICES, INC.	POSITIONS
Susan Montgomery	Director & President	None

Michael R. Machulski	Director, Managing Director & Treasurer	None

Anthony J. Horan	Senior Vice President & Assistant Secretary	None

Aisling V. DeSola	Vice President & Secretary	None

James A. Hoffman	Executive Director	None

Jessica K. Ditullio	Assistant Secretary	Assistant Secretary

Christine N. Bannerman	Assistant Secretary & Vice President	None

Frank J. Drozek	Assistant Treasurer	None

Christopher J. Mohr	Assistant Treasurer	None

Item 33.	Location of Accounts and Records

(1)	J.P. Morgan Investment Management Inc., 270 Park Avenue, New York, New York 10017 (records relating to its functions as Investment Adviser).

(2)	JPMorgan Distribution Services, Inc., 1111 Polaris Parkway, Columbus, Ohio 43240 (records relating to its functions as Distributor for all Funds).

(3)	J.P. Morgan Investment Management Inc., 1111 Polaris Parkway, Columbus, Ohio 43240 (records relating to its functions as Administrator for all Funds).

(4)	Boston Financial Data Services, Inc., 2000 Crown Colony Drive, Quincy, MA 02169 (records relating to its functions as transfer agent to the Funds).

(5)	JPMorgan Chase Bank, N.A. 270 Park Avenue, New York, New York 10017 (records relating to its functions as custodian).

Item 34.	Management Services

N/A

Item 35.	Undertakings

The Registrant undertakes to call a meeting of Shareholders, at the request of at least 10% of the Registrant’s outstanding shares, for the purpose of voting upon the question of removal of a trustee or trustees and to assist in communications with other shareholders as required by Section 16(c) of the Investment Company Act of 1940.

The Registrant undertakes to furnish to each person to whom a prospectus for a particular fund is delivered a copy of the Registrant’s latest annual report to shareholders relating to that fund upon request and without charge.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant, J.P. Morgan Mutual Fund Investment Trust, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York and State of New York on the 13th day of November 13, 2017.

J.P. MORGAN MUTUAL FUND INVESTMENT TRUST

By:	Brian S. Shlissel*
Brian S. Shlissel
President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 13, 2017.

John F. Finn*	Marilyn McCoy*
John F. Finn	Marilyn McCoy
Trustee	Trustee

Matthew Goldstein*	Mitchell M. Merin*
Matthew Goldstein	Mitchell M. Merin
Trustee	Trustee

Dennis Harrington*	Robert A. Oden, Jr.*
Dennis Harrington	Robert A. Oden, Jr.
Trustee	Trustee

Frankie D. Hughes*	Marian U. Pardo*
Frankie D. Hughes	Marian U. Pardo
Trustee	Trustee

Raymond Kanner*	Frederick W. Ruebeck*
Raymond Kanner	Frederick W. Ruebeck.
Trustee	Trustee

Peter C. Marshall*	James J. Schonbachler*
Peter C. Marshall	James J. Schonbachler
Trustee	Trustee

Mary E. Martinez*	Brian S. Shlissel*
Mary E. Martinez	Brian S. Shlissel
Trustee	President and Principal Executive Officer

Matthew Plastina*
Matthew Plastina
Acting Treasurer and Principal Financial Officer

*By /s/ Elizabeth A. Davin
Elizabeth A. Davin
Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBITS

(99)(c)	Power of Attorney for Matthew Plastina